UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2005

ALLIN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-21395	25-1795265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania	15220
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 928-8800

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 7, 2005, the Board of Directors of Allin Corporation (the “Company”) approved the grant of options to each of Richard W. Talarico, the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors, and Dean C. Praskach, the Company’s Chief Financial Officer, Secretary, Treasurer, and Vice President-Finance, to purchase 100,000 and 25,000 shares of the Company’s common stock, respectively. The Company’s Board of Directors granted such options in recognition of the expiration of certain other options held by each of Messrs. Talarico and Praskach. The Company intends to amend its respective employment agreements with Messrs. Talarico and Praskach with regard to the grants of options. The exercise price of each option was equal to $0.25 per share, the closing price of the common stock as reported by the OTC Bulletin Board on July 7, 2005, the date of grant. Each option will vest ratably at 20% per year on the anniversary of issuance, subject to immediate vesting upon a change of control of the Company as specified in Messrs. Talarico’s and Praskach’s respective employment agreements, as previously amended.

In addition to being an officer and director of the Company, Mr. Talarico is deemed under the rules of the Securities and Exchange Commission to beneficially own (as defined in such rules) more than five percent of the Company’s common stock, assuming exercise or conversion of all instruments held directly or indirectly by Mr. Talarico that are exercisable for, or convertible into, the Company’s common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIN CORPORATION

Dated: July 12, 2005	By:	/s/ Dean C. Praskach
Dean C. Praskach
Chief Financial Officer
(principal financial officer)